WORDSTAR ENERGY ARRANGES FINANCING AND PROPOSES TO AMEND
MONGOLIAN PROPERTY ACQUISITION TERMS

February 21, 2007, Vancouver, British Columbia, Worldstar Energy, Corp. (OTC BB:WSTR) announces that it has closed a US$5.5 million financing pursuant to its recently announced acquisition of a 51% indirect interest in 50 mineral licenses in Mongolia. Completion of the financing was one of the key conditions of closing the acquisition transaction

The Company is negotiating a put–call option in respect of 48% of the interest in the 50 mineral licenses not acquired under the Feb 12 Stock Purchase Agreement. Under the proposed put/call the Company can acquire the balance of the 48% for an approximately 28 million additional common shares.

Worldstar also announces that it has reached agreements in principle to secure an additional private placement financing of US$10 million at a price of US$2.50 per share to fund its summer 2007 exploration programs. Completion of this placement is subject to negotiation and execution of definitive agreements and is targeted to complete in the second quarter.

On Behalf of Worldstar
Richard T.S. Tay, CEO

No regulatory authority has either approved or disapproved of the contents of the news release.

Information for US Persons and Forward Looking Information

The securities referred to herein have not been, and will not be, offered nor issued to any person in the United States or to any US person (as defined in Rule 902 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)) and this information is not intended to constitute an offer of securities for sale in the United States or to any U.S. person. The securities referred to have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release includes certain statements that may be deemed "forward-looking statements" in that until definitive agreements are executed and required documentation received, there can be no certainty that the put/call and financing transactions described above will complete as described, in some other manner or at all. The results of ongoing due diligence reviews, developments in international financial markets and other geopolitical events as well as other factors may intervene to prevent closing of the transactions. For more information on the Company, and the risk factors inherent to its business, Investors should review the Company's most recent annual report on Form 10-KSB, its most recent quarterly report on Form 10-QSB, and its current reports on Form 8-K, as filed with the United States Securities and Exchange Commission.